EXHIBIT 2.2

SHARE EXCHANGE AGREEMENT by and among AERKOMM INC. AIRCOM PACIFIC, INC. and THE SHAREHOLDERS OF AIRCOM PACIFIC, INC. Dated as of February 13, 2017

TABLE OF CONTENTS

ARTICLE I EXCHANGE OF SHARES		1
1.1.	Share Exchange.	1
1.2.	Exchange of Convertible Securities.	2
1.3.	Closing.	2
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		2
2.1.	Good Title.	2
2.2.	Organization.	3
2.3.	Power and Authority.	3
2.4.	No Conflicts.	3
2.5.	Litigation.	3
2.6.	No Finder’s Fee.	3
2.7.	Purchase Entirely for Own Account.	3
2.8.	Available Information.	3
2.9.	Non-Registration.	3
2.10.	Restricted Securities.	4
2.11.	Legends.	4
2.12.	Additional Legend.	4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF AIRCOM		4
3.1.	Organization, Standing and Power.	5
3.2.	Subsidiaries; Equity Interests.	5
3.3.	Capital Structure.	5
3.4.	Authority; Execution and Delivery; Enforceability.	5
3.5.	No Conflicts; Consents.	6
3.6.	Taxes.	6
3.7.	Litigation.	6
3.8.	Compliance with Applicable Laws.	6
3.9.	Brokers.	6
3.10.	Contracts.	7
3.11.	Financial Statements.	7
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF AERKOMM		7
4.1.	Organization, Standing and Power.	7
4.2.	Subsidiaries; Equity Interests.	7
4.3.	Capital Structure.	7
4.4.	Authority; Execution and Delivery; Enforceability.	8
4.5.	No Conflicts; Consents.	8
4.6.	Taxes.	9
4.7.	Benefit Plans.	9
4.8.	Litigation.	10
4.9.	Compliance with Applicable Laws.	10
4.10.	Contracts.	10
4.11.	Title to Properties.	10
4.12.	Intellectual Property.	10
4.13.	Labor Matters.	11
4.14.	SEC Documents; Undisclosed Liabilities.	11
4.15.	Transactions With Affiliates and Employees.	11

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TABLE OF CONTENTS

4.16.	Application of Takeover Protections.	12
4.17.	Absence of Certain Changes or Events.	12
4.18.	Certain Registration Matters.	13
4.19.	Quotation and Maintenance Requirements; DTC Eligibility.	13
4.20.	Disclosure.	13
4.21.	Information Supplied.	13
4.22.	No Undisclosed Events, Liabilities, Developments or Circumstances.	13
4.23.	No Additional Agreements.	14
ARTICLE V CLOSING DELIVERABLES		14
5.1.	Aerkomm’s Closing Deliverables.	14
5.2.	Aircom and the Shareholders’ Closing Deliverables.	14
ARTICLE VI COVENANTS		15
6.1.	Blue Sky Laws.	15
6.2.	Fees and Expenses.	15
6.3.	Filing of Super 8-K.	15
ARTICLE VII MISCELLANEOUS		15
7.1.	Notices.	15
7.2.	Amendments; Waivers; No Additional Consideration.	16
7.3.	Replacement of Securities.	16
7.4.	Remedies.	17
7.5.	Independent Nature of Shareholders’ Obligations and Rights.	17
7.6.	Limitation of Liability.	17
7.7.	Interpretation.	17
7.8.	Severability.	17
7.9.	Counterparts; Electronic Execution.	18
7.10.	Entire Agreement; Third Party Beneficiaries.	18
7.11.	Governing Law.	18
7.12.	Assignment.	18

Annex A	Schedule of Shares Exchanged

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SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of February 13, 2017, is by and among AERKOMM INC., a Nevada corporation (“Aerkomm”), AIRCOM PACIFIC, INC., a California corporation (“Aircom”), and the shareholders of Aircom identified on Annex A hereto (each, a “Shareholder” and together the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

BACKGROUND

A. Aircom has 105,403,400 shares of common stock, no par value (the “Aircom Common Stock”), and 1,862,643 shares of series A preferred stock, no par value (the “Aircom Preferred Stock,” and together with the Aircom Common Stock, the “Aircom Stock”) outstanding, all of which are held by the Shareholders. Each Shareholder is the record and beneficial owner of the Aircom Stock set forth opposite such Shareholder’s name on Annex A hereto. Each Shareholder has agreed to transfer all of his, her or its (hereinafter “its”) Aircom Stock in exchange for an aggregate, collectively for all Shareholders, of 40,000,000 newly issued shares of the Common Stock, $0.001 par value per share, of Aerkomm (the “Aerkomm Stock”) that will, in the aggregate, constitute 87.81% of the issued and outstanding capital stock of Aerkomm on a fully diluted basis as of and immediately after the Closing. The number of shares of Aerkomm Stock to be received by each Shareholder is listed opposite each such Shareholder’s name on Annex A. The aggregate number of shares of Aerkomm Stock that is reflected on Annex A is referred to herein as the “Shares.”

B. The Board of Directors of each of Aerkomm and Aircom has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Shares

1.1. Share Exchange.

At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to Aerkomm its Aircom Stock free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances (collectively, “Liens”), in exchange for the Aerkomm Stock listed on Annex A opposite such Shareholder’s name. Immediately prior to the Closing, each share of Aircom Preferred Stock will be converted into one share of Aircom Common Stock. The ratio of the number of shares of Aerkomm Stock deliverable to a Shareholder for each share of Aircom Stock is equal to a fraction the numerator of which is 1 and the denominator of which is 2.681651075 (the “Exchange Ratio”) and the Exchange Ratio is identical for both Aircom Common Stock and Aircom Preferred Stock.

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1.2. Exchange of Convertible Securities.

(a) As of the Closing, each option to acquire shares of Aircom Stock (an “Aircom Stock Option”) granted under the 2014 Stock Plan of Aircom (the “Plan”) that is outstanding and unexercised immediately prior to the Closing, whether or not then vested or exercisable, shall be assumed by Aerkomm and shall be converted into a stock option (an “Aerkomm Stock Option”) to acquire the number of whole shares of Aerkomm Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Aircom Stock subject to the Aircom Stock Option and (ii) the Exchange Ratio, at an exercise price per share of Aerkomm (rounded up to the nearest one thousandth of one cent) equal to the quotient obtained by dividing (x) the exercise price of the Aircom Stock Option by (y) the Exchange Ratio; provided, that the exercise price subject to the Aerkomm Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, in the case of Aircom Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. Each such Aerkomm Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Aircom Stock Option immediately prior to the Closing.

(b) As of the Closing, all restricted shares of Aircom Common Stock issued under the Plan shall also be exchanged into the Shares based on the Exchange Ratio but will continue to be subject to all other terms of the Plan and the respective restricted stock agreements. As of the Closing, Aerkomm will assume Aircom’s rights and obligations under the restricted stock agreements and these agreements will continue to govern the restricted Shares issued in exchange of the restricted shares of Aircom Common Stock.

(c) Aerkomm shall establish a stock incentive plan as soon as practicable following the Closing pursuant to which Aerkomm shall issue an Aerkomm Stock Option to each holder of an Aircom Stock Option.

1.3. Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place on the date hereof (the “Closing Date”) remotely via electronic exchange of documents and signatures.

ARTICLE II

Representations and Warranties of the Shareholders

Each of the Shareholders hereby severally (and not jointly) represents and warrants to Aerkomm with respect to itself, as follows.

2.1. Good Title. The Shareholder is the record and beneficial owner, and has good title to its Aircom Stock, with the right and authority to sell and deliver such Aircom Stock. Upon delivery of the certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Aerkomm as the new owner of such Aircom Stock in the share register of Aircom, Aerkomm will receive good title to such Aircom Stock, free and clear of all Liens.

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2.2. Organization. The Shareholder, if an entity, is duly organized and validly existing in its jurisdiction of organization.

2.3. Power and Authority. The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

2.4. No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a “Governmental Entity”) under any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree (collectively, “Laws”); (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.5. Litigation. There is no pending proceeding against the Shareholder that involves the Aircom Stock or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.6. No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the Shareholder.

2.7. Purchase Entirely for Own Account. The Shareholder is acquiring the Shares proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Shares, except in compliance with applicable securities laws.

2.8. Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Aerkomm and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Aerkomm Stock.

2.9. Non-Registration. The Shareholder understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Shares in accordance with Aerkomm’s articles of incorporation or bylaws or the laws of its jurisdiction of incorporation.

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2.10. Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.11. Legends. It is understood that the Shares will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12. Additional Legend. Additionally, the Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

ARTICLE III

Representations and Warranties of Aircom

Subject to the exceptions set forth in the letter delivered from Aircom to Aerkomm concurrently herewith (the “Aircom Disclosure Letter”) (regardless of whether or not the Aircom Disclosure Letter is referenced below with respect to any particular representation or warranty), Aircom represents and warrants to Aerkomm as follows.

3.1. Organization, Standing and Power. Aircom and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Aircom and its subsidiaries taken as a whole, a material adverse effect on the ability of Aircom to perform its obligations under this Agreement or on the ability of Aircom to consummate the Transactions (an “Aircom Material Adverse Effect”). Aircom and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have an Aircom Material Adverse Effect. Aircom has delivered to Aerkomm or its counsel true and complete copies of the articles of incorporation and bylaws of Aircom.

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3.2. Subsidiaries; Equity Interests. The Aircom Disclosure Letter lists each subsidiary of Aircom and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Aircom or by another subsidiary unless otherwise indicated on the Aircom Disclosure Letter.

3.3. Capital Structure. The authorized capitalization of Aircom consists of 210,000,000 shares of Aircom Common Stock, 105,403,400 of which are issued and outstanding, and 10,000,000 shares of preferred stock, no par value, 2,000,000 of which have been designated as Aircom Preferred Stock, 1,862,643 shares of which are issued and outstanding. Except as set forth above or in the Aircom Disclosure Letter, no shares of capital stock or other voting securities of Aircom are issued, reserved for issuance or outstanding. Except as set forth in the Aircom Disclosure Letter, all outstanding shares of Aircom are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable corporate laws, the articles of incorporation or bylaws of Aircom, or any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (each, a “Contract”) to which Aircom is a party or otherwise bound. As of the date of this Agreement, except as set forth in the Aircom Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Aircom or any of its subsidiaries is a party or by which any of them is bound.

3.4. Authority; Execution and Delivery; Enforceability. Aircom has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Aircom of this Agreement and the consummation by Aircom of the Transactions have been duly authorized and approved by the Board of Directors of Aircom and no other corporate proceedings on the part of Aircom are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Aircom in accordance with its terms.

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3.5. No Conflicts; Consents.

(a) The execution and delivery by Aircom of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, any provision of (i) the articles of incorporation or bylaws of Aircom or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which Aircom or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Aircom or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an Aircom Material Adverse Effect.

(b) Except for required filings with the Securities and Exchange Commission (the “SEC”) and applicable “Blue Sky” or state securities commissions, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Aircom or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6. Taxes. Aircom and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (as defined in Section 4.6(d) below) required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have an Aircom Material Adverse Effect.

3.7. Litigation. Except as set forth in the Aircom Disclosure Letter, there is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (an “Action”) against or affecting Aircom or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Aircom Stock or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an Aircom Material Adverse Effect.

3.8. Compliance with Applicable Laws. Except as set forth in the Aircom Disclosure Letter, Aircom and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have an Aircom Material Adverse Effect. This Section 3.8 does not relate to taxes, which are the subject of Section 3.6.

3.9. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Aircom or any of its subsidiaries.

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3.10. Contracts. Except as set forth in the Aircom Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Aircom and its subsidiaries taken as a whole. Neither Aircom nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an Aircom Material Adverse Effect.

3.11. Financial Statements. Aircom has delivered to Aerkomm its audited consolidated financial statements for the fiscal years ended September 30, 2016 and 2015 (the “Aircom Financial Statements”). The Aircom Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Aircom Financial Statements fairly present in all material respects the financial condition and operating results of Aircom, as of the dates, and for the periods, indicated therein.

ARTICLE IV

Representations and Warranties of Aerkomm

Aerkomm represents and warrants as follows to Aircom.

4.1. Organization, Standing and Power. Aerkomm is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Aerkomm, a material adverse effect on the ability of Aerkomm to perform its obligations under this Agreement or on the ability of Aerkomm to consummate the Transactions (an “Aerkomm Material Adverse Effect”). Aerkomm is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have an Aerkomm Material Adverse Effect. Aerkomm has delivered to Aircom or its counsel true and complete copies of the articles of incorporation and bylaws of Aerkomm.

4.2. Subsidiaries; Equity Interests. Aerkomm does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

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4.3. Capital Structure. The authorized capital stock of Aerkomm consists of 450,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of the date hereof and immediately prior to the Closing, (a) 810,850 shares of Aerkomm’s common stock are issued and outstanding, (b) no shares of Aerkomm’s preferred stock are issued and outstanding and (c) no shares of Aerkomm’s common stock or preferred stock are held by Aerkomm in its treasury. Except as set forth above, no shares of capital stock or other voting securities of Aerkomm were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Aerkomm are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the articles of incorporation and bylaws of Aerkomm, or any Contract to which Aerkomm is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Aerkomm having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Aerkomm’s capital stock may vote (the “Voting Aerkomm Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Aerkomm is a party or by which it is bound (a) obligating Aerkomm to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Aerkomm or any Voting Aerkomm Debt, (b) obligating Aerkomm to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Aerkomm. As of the date of this Agreement, there are not any outstanding contractual obligations of Aerkomm to repurchase, redeem or otherwise acquire any shares of capital stock of Aerkomm. The stockholder list provided to Aircom or its counsel is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Aerkomm’ common stock.

4.4. Authority; Execution and Delivery; Enforceability. The execution and delivery by Aerkomm of this Agreement and the consummation by Aerkomm of the Transactions have been duly authorized and approved by the Board of Directors of Aerkomm and no other corporate proceedings on the part of Aerkomm are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Aerkomm, enforceable against Aerkomm in accordance with the terms hereof.

4.5. No Conflicts; Consents.

(a) The execution and delivery by Aerkomm of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Aerkomm under, any provision of (i) the articles of incorporation or bylaws of Aerkomm, (ii) any material Contract to which Aerkomm is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material order or material Law applicable to Aerkomm or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an Aerkomm Material Adverse Effect.

(b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Aerkomm in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

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4.6. Taxes.

(a) Aerkomm has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have an Aerkomm Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have an Aerkomm Material Adverse Effect.

(b) The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by Aerkomm (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Aerkomm, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have an Aerkomm Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Aerkomm. Aerkomm is not bound by any agreement with respect to Taxes.

(d) For purposes of this Agreement:

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

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4.7. Benefit Plans. Aerkomm does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of Aerkomm or any other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Aerkomm. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Aerkomm and any current or former employee, officer or director of Aerkomm, nor does Aerkomm have any general severance plan or policy.

4.8. Litigation. There is no Action against or affecting Aerkomm or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an Aerkomm Material Adverse Effect. Neither Aerkomm nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.9. Compliance with Applicable Laws. Aerkomm is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have an Aerkomm Material Adverse Effect. Aerkomm has not received any written communication during the past two years from a Governmental Entity that alleges that Aerkomm is not in compliance in any material respect with any applicable Law. Aerkomm is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in an Aerkomm Material Adverse Effect. This Section 4.9 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

4.10. Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Aerkomm taken as a whole. Aerkomm is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an Aerkomm Material Adverse Effect.

4.11. Title to Properties. Aerkomm has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Aerkomm has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Aerkomm to conduct business as currently conducted. Aerkomm has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Aerkomm enjoys peaceful and undisturbed possession under all such material leases.

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4.12. Intellectual Property. Aerkomm does not own, nor is validly licensed nor otherwise has the right to use, any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program. No claims are pending or, to the knowledge of Aerkomm, threatened that Aerkomm is infringing or otherwise adversely affecting the rights of any person with regard to any of the foregoing intellectual property rights.

4.13. Labor Matters. There are no collective bargaining or other labor union agreements to which Aerkomm is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Aerkomm, is imminent with respect to any of the employees of Aerkomm.

4.14. SEC Documents; Undisclosed Liabilities.

(a) Aerkomm has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 31, 2014, pursuant to Sections 13(a), 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “SEC Reports”).

(b) As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Aerkomm included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Aerkomm as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the SEC Reports, Aerkomm has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Aerkomm or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof. All liabilities of Aerkomm shall have been paid off and shall in no event remain liabilities of Aerkomm, Aircom or the Shareholders following the Closing.

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4.15. Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports, none of the officers or directors of Aerkomm and, to the knowledge of Aerkomm, none of the employees of Aerkomm is presently a party to any transaction with Aerkomm (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Aerkomm, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.16. Application of Takeover Protections. Aerkomm has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the articles of incorporation or bylaws of Aerkomm or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and Aerkomm fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

4.17. Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, Aerkomm has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Aerkomm from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, an Aerkomm Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have an Aerkomm Material Adverse Effect;

(c) any waiver or compromise by Aerkomm of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Aerkomm, except in the ordinary course of business and the satisfaction or discharge of which would not have an Aerkomm Material Adverse Effect;

(e) any material change to a material Contract by which Aerkomm or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any mortgage, pledge, transfer of a security interest in or lien created by Aerkomm with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Aerkomm’ ownership or use of such property or assets;

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(h) any loans or guarantees made by Aerkomm to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i) any declaration, setting aside or payment or other distribution in respect of any of Aerkomm’ capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Aerkomm;

(j) any alteration of Aerkomm’ method of accounting or the identity of its auditors;

(k) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Aerkomm stock option plans; or

(l) any arrangement or commitment by Aerkomm to do any of the things described in this Section 4.17.

4.18. Certain Registration Matters. Aerkomm has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Aerkomm registered with the SEC or any other governmental authority that have not been satisfied.

4.19. Quotation and Maintenance Requirements; DTC Eligibility. Aerkomm is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the requirements for continued quotation of the Aerkomm Stock on the trading market on which the Aerkomm Stock is currently quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Aerkomm Stock are currently quoted, and no approval of the stockholders of Aerkomm is required for Aerkomm to issue and deliver the Shares to the Shareholders as contemplated by this Agreement. Aerkomm’s common stock is eligible for the depository and book-entry services of The Depository Trust Company.

4.20. Disclosure. Aerkomm confirms that neither it nor any person acting on its behalf has provided the Shareholders or their respective agents or counsel with any information that Aerkomm believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Aerkomm in the current report on Form 8-K (the “Super 8-K”) of Aerkomm that will be filed with the Securities and Exchange Commission within four business days of the Closing. Aerkomm understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of Aerkomm. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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4.21. Information Supplied. None of the information supplied or to be supplied by Aerkomm for inclusion in the Super 8-K will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.22. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Aerkomm, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Aerkomm under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Aerkomm of its common stock and which has not been publicly announced or will not be publicly announced in the Super 8-K.

4.23. No Additional Agreements. Aerkomm does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE V

Closing Deliverables

5.1. Aerkomm’s Closing Deliverables. At the Closing, Aerkomm shall deliver the following to Aircom:

(a) Issuance of Stock Certificates Representing the Shares. Aerkomm shall cause its transfer agent to deliver the Shares to the Shareholders as specified on Annex A to this Agreement.

(b) Consents. Aerkomm shall deliver all of the consents specified in Section 4.5(b).

(c) Secretary’s Certificate. Aerkomm shall deliver to Aircom a certificate, signed by its Secretary, certifying that the attached copies of its articles of incorporation, bylaws, and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(d) Good Standing Certificate. Aerkomm shall deliver to Aircom a certificate of good standing of Aerkomm dated within five (5) business days of Closing, issued by the Secretary of State of Nevada.

(e) Resignations and Appointments. Aerkomm shall deliver to Aircom (i) a letter of resignation from Jeffrey Wun resigning from all offices he holds with Aerkomm and from his position as a director of Aerkomm effective upon the Closing; and (ii) evidence of the election of such directors and officers of Aerkomm as Aircom shall designate, effective upon the Closing.

(f) Payoff Letters and Releases. Aerkomm shall deliver to Aircom such pay-off letters and releases relating to liabilities of Aerkomm as Aircom shall request, in form and substance satisfactory to Aircom.

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5.2. Aircom and the Shareholders’ Closing Deliverables. At the Closing, Aircom and/or the Shareholders shall deliver the following to Aerkomm:

(a) Cancellation of Shares. Aircom shall surrender to Aerkomm for cancellation the stock certificate that represents the 700,000 shares of Aerkomm Stock held by Aircom and such other documents as Aerkomm may reasonably request in order to cancel such shares.

(b) Consents. Aircom shall deliver all of the consents specified in Section 3.5(b).

(c) Secretary’s Certificate. Aircom shall deliver to Aerkomm a certificate, signed by its Secretary, certifying that the attached copies of its articles of incorporation, bylaws, and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(d) Good Standing Certificate. Aircom shall deliver to Aerkomm a certificate of good standing of Aircom dated within five (5) business days of Closing, issued by the Secretary of State of California.

(e) Delivery of Audit Report and Financial Statements. Aircom shall have completed the Aircom Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board.

(f) Super 8-K. Aircom shall provide Aerkomm with reasonable assurances that Aircom will be able to comply with its obligation to cause Aerkomm to file the Super 8-K within four (4) business days following the Closing containing the requisite financial statements of Aircom and the requisite Form 10 disclosure regarding Aircom and its subsidiaries.

(g) Share Transfer Documents. Each Shareholder shall have delivered to Aerkomm certificate(s) representing its Aircom Stock, accompanied by an executed stock power for transfer by the Shareholder of its Aircom Stock to Aerkomm.

ARTICLE VI
Covenants

6.1. Blue Sky Laws. Aerkomm shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Aerkomm Stock in connection with this Agreement.

6.2. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses. Aerkomm shall not be responsible for any fees and expenses incurred by it or its officers, directors or security holders on or prior to the Closing Date in connection with the Transactions contemplated by this Agreement.

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6.3. Filing of Super 8-K. Aircom shall cause Aerkomm to shall file, within four (4) business days of the Closing Date, the Super 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Aircom and the requisite Form 10 disclosure regarding Aircom and its subsidiaries.

ARTICLE VII

Miscellaneous

7.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Aerkomm, to:

44043 Fremont Blvd.

Fremont, CA 94538

Attention: President

If to Aircom, to:

44043 Fremont Blvd.

Fremont, CA 94538

Attention: Chief Executive Officer

with a copy to:

BEVILACQUA PLLC

1629 K Street, NW, Suite 300

Washington, DC 20006

Attention: Louis A. Bevilacqua, Esq.

If to the Shareholders at the addresses set forth on the signature pages hereto.

7.2. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by Aircom, Aerkomm and Shareholders holding a majority in interest of the Aircom Stock measured based upon the number of Shares they are expected to receive at the Closing. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Shareholder to amend or consent to a waiver or modification of any provision of this Agreement and any other documents or agreements executed in connection with the Transactions unless the same consideration is also offered to all Shareholders then holding the Shares.

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7.3. Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Aerkomm shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Aerkomm of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Aerkomm may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

7.4. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, Aerkomm and Aircom will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.5. Independent Nature of Shareholders’ Obligations and Rights. The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement. The decision of each Shareholder to acquire the Shares pursuant to this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Shareholder acknowledges that no other Shareholder has acted as agent for such Shareholder in connection with making its investment hereunder and that no Shareholder will be acting as agent of such Shareholder in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement. Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose. Each of Aircom and Aerkomm acknowledges that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.

7.6. Limitation of Liability. Notwithstanding anything herein to the contrary, each of Aerkomm and Aircom acknowledges and agrees that the liability of a Shareholder arising directly or indirectly under this Agreement and any other documents or agreements executed in connection with the Transactions of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

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7.7. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

7.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.9. Counterparts; Electronic Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.10. Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Aircom Disclosure Letter and the other agreements and documents referred to herein, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

AERKOMM INC.

By: __________________________________________

Name: Jeffrey Wun

Title: President

AIRCOM PACIFIC, INC.

By: __________________________________________

Name:

Title:

SHAREHOLDERS:

FOR INDIVIDUALS:	FOR ENTITIES:

Print Name	Print Name

By:
Signature	Signature of Authorized Signatory

Social Security Number	Print Name of Authorized Signatory

Print Title of Authorized Signatory

Employer Identification Number

ADDRESS:

Tel:
Fax:

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ANNEX A

Schedule of Shares Exchanged

Name Shareholder	Number of Shares of Aircom Common Stock	Number of Shares of Aircom Preferred Stock	Number of Shares of Aerkomm Stock to be Received
Daniel Shih	5,200,000		1,939,104
Jan-Yung Lin	5,000,000		1,864,524
Tzu-Ling Hsu	1,200,000		447,486
Jeffrey K. Wun	6,000,000		2,237,428
Jiun-Sheuan Yang	5,000,000		1,864,523
Siu-Lung Fong	3,000,000		1,118,714
Yue Li	500,000		186,452
Chungwen Lo	1,000,000		372,905
Chi Kong Wu	204,080		76,102
Asian Textile Limited	3,286,330		1,225,488
Chialing Ke	204,080		76,102
Chi-Hung Chang	400,000		149,162
Sing-Ping Huang	484,400		180,635
Hsiu Yen Cheng	460,400		171,685
Wintek Holdings Corporation	4,000,000		1,491,618
Hsiu Feng Cheng	400,000		149,162
Mao Yuan Huang	400,000		149,162
Yu-Wen Huang	400,000		149,162
Yu-Han Huang	400,000		149,162
Tsai-Yi Huang	400,000		149,162
Yu Hsien Peng	400,000		149,162
Redmoon Advisors, Inc.	4,000,000		1,491,618
Renfeng Zuo	777,780		290,038
Leon Chen	88,890		33,147
dMedia Holding LP	30,000,000		11,187,138
Ching-Houng Wu	27,600		10,292
Tsu-Ying Wu	70,000		26,103
Tien-Yu Lin	22,400		8,353
Yu-Ta Wu	18,000		6,712
Hsia-Fa Chen	10,400		3,878
Cheng-Chang Chen	212,400		79,205
Tien-Wen Young	10,400		3,878
Shu-Fang Lee	17,200		6,414
Shih-Yin Wang	148,800		55,488
Chun-Yu Huang	27,600		10,292
Chien-Pang Liu	14,000		5,221
Yi-Jou Chang	44,000		16,408
Tien Wang	56,400		21,032
Hsiu-Ling Lin	54,400		20,286
Whei-Li Lu	34,400		12,828
Ming-Hsein Yu	34,400		12,828

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Name Shareholder	Number of Shares of Aircom Common Stock	Number of Shares of Aircom Preferred Stock	Number of Shares of Aerkomm Stock to be Received
Wen-Lung Wu	24,800		9,248
Keh-Gong Wu	79,600		29,683
Chih-Ming Hsu	44,400		16,557
Chih-Hui Chen	15,200		5,668
Ju-Shan Liu	7,200		2,685
Wen-Chung Chia	137,200		51,163
Shu-Lan Chiu	852,222		317,797
Mei-Chun Peng	120,000		44,749
Chii Yuan Moo	24,400		9,099
Su-Yan Chen	606,000		225,980
Mei-Lin Chang	397,600		148,267
Deh-Sheng Li	215,200		80,249
Kerinler Investment Co., Ltd.	1,004,400		374,545
Ya-Wen Cheng	280,800		104,712
Starry Star Corp.	601,600		224,339
Kuei Tien Fan	144,400		53,847
Unify Investment Limited	21,131,778		7,880,137
Kuo-Feng Liao	140,400		52,356
Ching-Yi Wu	400		149
Su-Chen Lin	1,200		447
Chi Sing Investment Co. Ltd.	87,600		32,666
Hsiu-Hua Chiang	40,000		14,916
Bo-Liang Wang	500,000		186,452
Chao-Wei Lee	3,600		1,342
Well Thrive Limited	4,935,040	750,000	2,119,978
Fu Chi Wang		190,337	70,978
Jing-Tsung Liu		49,982	18,639
Six Land Investment Co.		300,000	111,871
Chun-Ching Wei		562,324	209,693
I-Chun Liu		10,000	3,729
TOTALS	105,403,400	1,862,643	40,000,000

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